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            PHILADELPHIA CONSOLIDATED HOLDING CORP. AND SUBSIDIARIES
                        COMPUTATION OF EARNINGS PER SHARE
          (Dollars and Share Data in Thousands, except Per Share Data)
                                   (Unaudited)


                                                     As of and For the Three Months Ended March 31,
                                                                   1998            1997(1)
                                                                   ----            -------
Weighted Average Common Shares Outstanding                        12,263           12,133

Weighted Average Share Equivalents  Outstanding                    2,791            2,570
                                                                 -------          -------

Weighted Average Shares and Share
 Equivalents Outstanding                                          15,054           14,703
                                                                 =======          =======


Net Income                                                       $ 4,518          $ 3,622
                                                                 =======          =======

Basic Earnings per Share                                         $  0.37          $  0.30
                                                                 =======          =======

Diluted Earnings per Share                                       $  0.30          $  0.25
                                                                 =======          =======


(1) 1997 share information restated to reflect a two-for-one split of the Company's common stock distributed in November 1997.

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